                                                                      EXHIBIT 12

                              FORTUNE BRANDS, INC.

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          (Dollar amounts in millions)
                                                          -------------------Years Ended December 31--------------

                                                             1998         1999        2000       2001       2002
                                                          ----------  ----------    --------   --------   --------
Earnings Available:

  Income (Loss) from continuing operations,
    before provision for taxes on
    income, minority interest and
    extraordinary item...................................    516.4      (725.2)        44.0      491.9      756.2

 Less:  Excess of earnings over
        dividends of less than fifty
        percent owned companies..........................      0.2         0.2          0.2          -          -

        Capitalized interest.............................        -         4.1          0.6        0.1        0.3

                                                          ---------   ---------     --------   --------    -------
                                                             516.2      (720.9)        43.2      491.8      755.9
                                                          ---------   ---------     --------   --------    -------
 Fixed Charges:

  Interest expense (including capitalized
    interest) and amortization of
    debt discount and expenses...........................    105.4       113.9        135.6      100.5       76.9
  Portion of rentals representative of
    an interest factor...................................     17.0        19.0         18.0       17.0       17.5
                                                          ---------   ---------     --------   --------    -------
          Total Fixed Charges............................    122.4       132.9        153.6      117.5       94.4
                                                          ---------   ---------     --------   --------    -------
          Total Earnings Available.......................    638.6      (588.0)       196.8      609.3      850.3
                                                          =========   =========     ========   ========    =======

  Ratio of Earnings to Fixed Charges.....................     5.22       -4.42  (A)    1.28       5.19       9.01
                                                          =========   =========     ========   ========    =======

(A) AS A RESULT OF THE LOSS REPORTED FOR THE YEARS ENDED DECEMBER 31, 1999, THE COMPANY WAS UNABLE TO COVER THE FIXED CHARGES INDICATED.

     INCLUDED IN EARNINGS FOR 2000 WAS A FOURTH QUARTER GOODWILL WRITE-DOWN OF $502.6 MILLION AND INCLUDED IN EARNINGS FOR 1999 WAS A SECOND QUARTER 1999 GOODWILL WRITE-DOWN OF $1,126 MILLION. IF THE WRITE-DOWNS WERE EXCLUDED FROM EARNINGS, THE RATIO OF EARNINGS TO FIXED CHARGES FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999 WOULD HAVE BEEN 4.53 AND 4.05, RESPECTIVELY.